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Darren W. Woods

ExxonMobil Chairman and CEO

CERA Week, March 2, 2021

Transcript:

Thanks, Dan.

[Later]

Well, very consistent with His Excellency sees it. I would just point out the role that gas and oil plays in the everyday economy and people’s lives supports economic growth and people rising in prosperity and if you think about where gas is used in particular, it’s in industrial applications which grow with the economy, it’s in power generation which grows with the economy, and as people’s lifestyles improve and they have access to better standards of living, their use of electricity grows, it’s in residential and commercial… so the things, where gas flows and the support it gives economies makes it such a fundamental value proposition for society that as we go forward in the future, it’s going to continue to be needed. And I think, in addition to that, it brings the advantage of less carbon than coal, and so it actually has the opportunity of backing out emissions as you bring gas into power generation.

[Later]

That’s where a lot of the growth is happening. Obviously, if you look at where there is the biggest opportunity for growth, both from an economic standpoint and for people’s lives improving and their standards of living improving, it’s primarily in the non-OECD countries. 85% of the global population are in non-OECD countries and their energy consumption is about a third of what you see in OECD countries. And so, as that economy grows, as people’s lives get better you’re going to see increased consumption of energy and obviously gas is going to play a key role in that.

[Later]

I will tell you, since I’ve been in this job and had the chance to interact with His Excellency and the folks at QP, it just reflects, I think, on a very long history of partnerships there. We have very similar sets of values, very focused on meeting the world’s needs for a critically important source of energy and doing it in the right way, with integrity. So I think the relationship we have is very, very strong on a number of different levels. And on top of what I would say is a professional relationship I consider His Excellency a good friend and the people of Qatar very good friends. So it’s been a great partnership.

[Later]

Well, I think that the points His Excellency made are spot on with respect to how the markets work and I’d just point to a very recent example that illustrates the importance of security of supply with the challenges we had down here in Texas with the freeze and the fact that we lost quite a bit of gas supply that was feeding our power generation stations and we lost electricity around the state. And so I think it just illustrates the criticality of these utility systems and power generation and the criticality of maintaining a secure source of supply. I think long term contracts contribute to that. Obviously as the market continues to grow and gets deeper, I suspect we’ll see the spot market grow some but I don’t see that displacing long term contracts. I think you’ll see a mix with the recognition that, given the criticality of supply, and security of that supply, there’ll continue to be long term contracts for some time.

[Later]

So you’ve put your finger on what is we have often referred to as the dual challenge, which [is] continuing to meet this demand – critical demand – for oil and gas as the world grows and prosperity levels rise. But at the same time, addressing the challenge of emissions and the risks associated with climate change. One of the challenges with gas is the lack of alternatives in all applications and all areas of the world. Obviously, solar and wind play a really important role, they will continue to grow, but they are challenged with intermittency and they’re challenged with, what I would say is resource quality, the intensity of solar energy and wind power at different locations around the world. So you have to have a more secure source of energy and supply. I would say gas will play a role in that but with gas comes the emissions. So that’s a challenge industrial applications. Also difficult to back out gas given the, what I call the energy density of that which is required for a lot of temperature intense processes. So those are the challenges and I think the work we’ve been doing is focused on technologies that address the emissions associated with the use of those products, recognizing the difficulty of replacing them let’s focus on what the issue is, which is the emissions I think we have been doing research for over a decade on carbon capture and storage, to try to make that more economic, more effective, to allow us to capture the emissions that are generated in power generation and/or industrial applications. We feel pretty good about the progress we’ve been making in that space. We’ve got work going on with respect to hydrogen and making hydrogen, which could also be used as a substitute in those spaces. So low carbon solutions is an opportunity to basically leverage into what we see as a converging set of forces in this space. One, the technology evolving to a point where we’re beginning to see the economics work for the deployment of more effective technology in this space, government policy around the world…. Particularly here in the U.S. is beginning to more and more recognize the important role of carbon capture and storage and other technology advances and so are more focused on advancing the right policy frameworks to support that. You see venture funds around the world, money looking for an opportunity to invest and opportunities to reduce carbon and then you see a carbon offset market beginning to develop, kind of emerging, so the idea with our low carbon solution is to take all four of those forces together… to basically bring this emergency technology to market and help society transition to a lower carbon future taking advantage and working with these other forces.

[Later]

Well, I think the answer to both of the challenges associated with those is around the development of technology. I think today the different types of hydrogen – blue, green, gray, however you want to think about that – the technology is expensive and will work in certain applications but frankly, to do the job that’s required to help society get to net zero, we’re going to need more advances and a lower cost associated with that. We’ve been doing, as I said, a lot of work in trying to find technologies that allow us to move down that cost curve. We think by starting to deploy some of those technologies, we can get on the experience curve and drive some of those costs down so I think that’s going to be critically important to finding a role – an effective role – and a scalable role for hydrogen in the economy. With respect to fugitive emissions in methane, I think there’s a lot of work going on in that space in partnership that ExxonMobil is involved with and others to drive better technologies at surveilling and evaluating and identifying and then mitigating these fugitive methane. And I think the industry, with time, will close that down, and that will be much less of a concern going forward.

[Later]

Well, you know Dan, we’ve always felt, from the very beginning of the corporation that technology’s going to play this very fundamental role in the industry and in the evolution of the company, to continue to meet the needs of society. People often think of us as just being an oil and gas company but if you go all the way back to our very roots, we started off by making kerosene to replace well oil in lamps and then Edison invented the light bulb and electricity came and then electric lighting and so then we moved to automotive fuel and then the war came and [we] ran out of rubber and we invented the butyl rubber process. So we’ve been evolving, and then that grew into an even bigger Chemical business, so we’ve kind of been involved with transitioning with time. At the heart of that has always been technology and the development in technology, so we have consistently invested in technology and R&D and continue to do that. I think the areas that we’ve been focused on more recently are things to continue to reduce the emissions of our base business, we’ve made great progress in doing that. You know we’ve invested since 2000 about $10 billion dollars in total in emission reductions technologies. We’ve got plans to invest a further $3 billion as we go forward here through 2025 on emissions reduction technologies. And then we’re looking at some of these breakthrough technologies to address the challenges we just talked about with respect to the emissions coming out of hard to decarbonize sectors of the economy. And so a lot of work now going into carbon capture and storage to make that more cost effective to address industrial and power gen applications, we’ve got work in hydrogen to try and lower the cost, and some new technologies that significantly reduce the cost of hydrogen production, and we’ve been doing work in algae for quite some time and biofuels, to try to have a cost effective, lower emission substitute for distillate for those heavy duty transport, commercial transportation that require liquid and dense fuel. So I think you’re going to see as we continue to work in that area, that’s where we’ll see some advances and this low carbon solutions that you mentioned earlier is one the vehicles we’re going to use to try to bring some of those technologies to market as they mature and drive them down the experience curve.

[Later]

Sure, well, I think probably fundamental to any government role and action they can take is stability. I think for the industry, given the time cycles that we invest in and the duration of the business making sure that the policies that are put into place, the regulatory frameworks that are put into place, are stable so that the industry can respond and make the appropriate investments with certainty to be absolutely critical with government policies. A lot of work to do in methane, and making sure we’re getting the right regulatory frameworks there to control, as we’ve just talked about, the fugitive emissions. Carbon policy, I think getting a market price on carbon is going to be really important to make sure we’re using market forces to try to most cost effectively reduce CO2 emissions. I would also say that governments should not pick winners and losers, they should not pick the sectors, but instead, open up and have credits and the market incentives cross sectorial so that if you find an opportunity in one area that’s low cost and very effective that you can generate the carbon reduction credits there and use those to address other harder to decarbonize sectors. But those would just be a few things the government, I think, should focus on.

[Later]

Thanks, Dan. Thanks for having us.

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